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                                                                    EXHIBIT 23.1

                          [CORBIN & WERTZ LETTERHEAD]

August 18, 1999

Lawrence K. Kimball
Chief Financial Officer
1st Net Technologies, Inc.
11423 West Bernardo Court
San Diego, CA 92127

Re: Registration Statement on Form 10-SB

Dear Mr. Kimball,

We consent to the use of our name in 1st Net Technologies, Inc.'s Registration Statement on Form 10-SB.

Sincerely,

/s/ CORBIN & WERTZ
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 Corbin & Wertz